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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

1.        Patlex Corporation, a Pennsylvania corporation

2.        Database Technologies, Inc., a Florida corporation

3.        DBT Online Investment Company, Inc., a Nevada Corporation

4.        The Information Connectivity Group, Inc., a Nevada Corporation

All of the foregoing are 100% owned by DBT Online, Inc.